                              EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT made as of the 28th day of September,1998, by and between PICK COMMUNICATIONS CORP. (hereinafter referred to as "PICK" or "Employer"), a corporation having its principal office at 155 Route 46 West, Wayne, New Jersey 07470, and DIEGO LEIVA (hereinafter "Employee"), an Individual residing in Wayne, New Jersey.

WITNESSETH: WHEREAS, Employee is currently employed by PICK as the President and Chief Executive Officer; and

         WHEREAS, Employee is a founder of PICK and has been, and continues to be, a driving force behind the continued success of PICK; and

         WHEREAS, PICK is desirous of continuing to employ Employee in such capacity, all upon the terms and subject to the conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1. EMPLOYMENT: PICK agrees to employ Employee, and Employee agrees to be employed by PICK, upon the terms and subject to the conditions of this Agreement.

         2. TERM: The term of employment of Employee by PICK under this Agreement will commence January 1, 1999 (the "Commencement Date") and end on the fifth anniversary of the Commencement Date; provided, however, that on the fifth anniversary of the Commencement Date and each anniversary thereafter, this Agreement shall automatically be extended for an additional period of one year, unless either party gives at least ninety (90) days written hereinafter provided;

         3. DUTIES: BEST EFFORTS: Employee shall serve PICK as PICK's Chief Executive Officer and President, and as Chief Executive Officer, a Director and/or such other senior management level position(s) of wholly-owned subsidiaries of PICK as the Board of Directors of PICK (the "Board") may from time to time and in its reasonable discretion appoint Employee. Employee shall perform and discharge well and faithfully the duties of Chief Executive Officer and President of PICK and such duties in wholly-owned subsidiaries of PICK as ordinarily are required in the positions thereof in which Employee is serving. During the term of this Agreement, Employee shall devote all of his beat efforts to advance the best interests of PICK and shall not engage in any other full-time business activity or in any other business activity (other than as a passive Investor in any industry, including without limitation, the telecommunications Industry), whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless such business activity is consented to in advance by PICK's Board. In addition, if elected to do so by PICK's Board of Directors, Employee shall serve as a Director and Chairman of the Board of PICK.

         4. COMPENSATION AND BENEFITS:

                  a. PICK shall pay to Employee a base salary (the "Base Salary"), payable in accordance with PICK's ordinary payroll practices as in effect from time to time during this Agreement, as follows:

                           i.  During the first year following the Commencement
                           Date: $300,000 per annum;

                           ii. During the second year following the Commencement Date: $350,00 per annum;

                           iii. During the third year following the Commencement
                           Date: $400,000 per annum;

                           iv. During the fourth year following the Commencement
                           Date: $450,000 per annum;

                           v. During the fifth year following the Commencement
                           Date: $500,000 per annum;

                           vi. Should the term of this Agreement be amended automatically thereafter, the Base Salary in each succeeding year shall increase by $75,000 per annum (e.g., in the sixth year, Base Salary by $575,000; in the seventh year, Base Salary - $ 650,000).

Employee's Base Salary will not include any bonus paid to Employee in the Board's sole discretion from time to time. Notwithstanding the foregoing, Employee shall continue to receive his current Base Salary until such time as PICK's ten (10%) percent Senior Notes are repaid and the foregoing increase in Base Salary shall not go into effect until such Notes are repaid.

                  b. Motor Vehicle Allowance. During the term of this Agreement, it is anticipated that Employee shall be required to maintain offices and motor vehicles in two geographic locations, New Jersey and Florida. Therefore, Employee shall receive a monthly car allowance in the amount of $1,600 per month ($800 per vehicle), which amount includes the payment of automobile insurance.

                  c. Living Expense Allowance. If Employee is required by PICK'S business to maintain offices in more than one geographic location (e.g., New Jersey and Florida), PICK will reimburse Employee for all reasonable living expenses (including hotel, apartment or house rental, utilities and related expenses) for the location which is not Employee's principal place of residence.

                  d. Participation in Benefit Plans. Employee will be placed on PICK's then existing policy of health insurance. PICK will pay the entire cost of Employee's premium if Employee wishes to add any other dependent family member, PICK will pay the premium for each additional dependent family member. PICK reserves the right at its sole and absolute discretion, to change coverages or providers at any time. Employee will be entitled to participate in any other benefit plan PICK may offer its executives and key employees from time to time, including, but not limited to, pension plan, profit sharing plan, and disability plan.

                  e. Out-of-Pocket Expenses. PICK shall promptly pay for all reasonable expenses incurred by Employee in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Employee, shall promptly reimburse Employee for such expenses, provided that Employee properly account therefor in accordance with PICK's policy. Such expenses shall include, but are not limited to, maintenance, repair, fuel and other costs of operation of the motor vehicles which are the subject of the Motor Vehicle Allowance set forth above.

                  f. Vacation. Employee shall be entitled to such paid vacation days in each calendar year as determined by PICK from time to time, but not less than thirty (30) days in any calendar year, prorated in any calendar year during which Employee is employed hereunder for less than an entire year in accordance with the number of days in such year during which he is so employed. Employee shall also be entitled to all paid holidays given by PICK to its executives and key management employees. Such vacation and holiday allowance shall otherwise be subject to the policies and practices of PICK.

                  g. Stock Options. Employee shall be granted stock options pursuant to the 1996 Stock Option Plan (the "Plan") of PICK Communications Corp. and/or outside of the Plan, all pursuant to separate option agreements. The parties acknowledge that PICK may, in its discretion, grant additional stock options to Employee in the future. Any such transactions shall be governed by one or more separate agreements based on PICK's policies and practices at said time. Nothing contained in this Agreement shall in any way affect the stock options Employee has already received from PICK and any previous provisions relating to said stock options shall remain in full force and effect.

         5. TERMINATION:

                  a. Termination for Cause. PICK shall have the right to terminate Employee's employment at any time for Cause. For purposes of this Agreement, "for Cause" or "Cause" shall mean any one or more of the following:

                           i. A good faith determination by PICK's Board of Directors, that Employee has committed a substantial and material breach of any covenant, term or condition contained in this Agreement; provided, however, that the Board of PICK shall give Employee not less than ten (10) days written notice of such breach, and that Employee shall have the opportunity to cure same (if said breach is susceptible of cure) within three business days after the giving of such notice;

                           ii. Conviction of Employee of a felony or a crime involving moral turpitude;

                           iii. Commission by Employee of any act that exposes PICK or any officer of PICK to any felonious criminal liability for such act of Employee; and

                           iv. A good faith determination by PICK's Board of Directors that Employee has been grossly negligent or has engaged in intentional misconduct in the performance of Employee's duties, and that Employee's gross negligence or intentional misconduct has resulted in a substantial business detriment to PICK; provided, however, that the Board of PICK shall give Employee not less than ten (10) days written notice of its intent to terminate Employee for Cause, and that Employee shall have the opportunity to cure same (if said breach is susceptible of cure) within three business days after the giving of such notice.

                  b. Termination on Disability of Employee. If, at any time, any disability or incapacity of Employee to perform his duties properly should continue for a consecutive period of one hundred eighty (180) days, PICK, at its sole and exclusive option, may terminate this Agreement whereupon PICK shall be released from all further obligations under this Agreement, except for PICK's obligations under Section 6(C) of this Agreement. PICK's Board shall not determine that Employee is so disabled or incapacitated unless Employee has first been examined by an independent Board-certified physician specializing in the pertinent medical field, and said physician advises the Board in writing that Employee is so incapacitated or disabled that he cannot perform his duties under this Agreement with any necessary reasonable accommodation.

                  c. Other Events Causing Termination. In addition to the previous stated causes for termination, the employment of the Employee shall terminate on the occurrence of any one or more of the following events:

                           i.  The death of Employee;

                           ii. The Board of PICK determines to terminate this Agreement without Cause (as defined above); and

                           iii. The termination of this Agreement by reason of its expiration and non-renewal.

         6. COMPENSATION UPON TERMINATION:

                  a. For Cause. In the event Employee is terminated for Cause, PICK shall pay Employee his Base Salary and continue his then existing benefits through the date of termination and a period of three months thereafter and Employee's entitlement to any other compensation or benefits shall be in accordance with PICK's plans, policies and practices as in effect from time to time.

                  b. Employee's Death. In the event of the termination of Employee's employment due to Employee's death, PICK shall: (1) pay to Employee's estate his Base Salary plus accrued benefits through the date of his death and for a period of three (3) years thereafter, and (2) for the period of three (3) years following his death provide continuation coverage to the members of Employee's family under all Benefits Plans then in effect as set forth in
Section 4(D) of this Agreement and/or such other major medical and other health, accident, life or other disability plans and programs PICK provided to Employee, in which such family members participated immediately prior to his death. It is agreed that PICK must maintain life insurance insuring Employee's life in a minimum amount of $1 million, and that the proceeds of said life insurance shall be devoted to PICK's obligations to Employee's estate under this paragraph of the Agreement.

                  c. Employee's Disability. In the event of the termination of Employee's employment due to Employee's disability or incapacity as set forth in
Section 5(B) of this Agreement, PICK shall pay to Employee his Base Salary through the date of his termination. In addition, for a period of three (3) years following the date of termination, PICK shall: (1) continue to pay Employee the Base Salary in effect at the time of such termination less the amount, if any, then payable to Employee under any disability benefits insurance or plan purchased or paid for by PICK, and (2) provide Employee (and dependent members of Employee's family receiving coverage as of the date of termination of employment) continuation coverage under all Benefits Plans then in effect as set forth in Section 4(B) of this Agreement and/or such other major medical and other health, accident, life or other disability plans and programs PICK provided to Employee, to the extent that such benefits, or comparable benefits, continue to be made available to active employees of PICK. It is understood that PICK intends to purchase and maintain disability insurance on Employee, and that the proceeds of said disability insurance shall be devoted to PICK's obligations to Employee under this paragraph of the Agreement.

                  d. For Any Reason Other than Cause, Death or Disability. In the event Employee is terminated for any reason other than Cause, death or disability, for the remaining term under this Agreement or for a period of three
(3) years following any such termination, whichever period is longer, PICK shall: (1) continue to pay Employee the Base Salary in effect at the time of such termination, and (2) provide Employee (and dependent members of Employee's family receiving coverage as of the date of termination of employment) continuation coverage under all Benefits Plans then in effect as set forth in Section 4(B) of this Agreement and/or such other major medical and other health, accident, life or other disability plans and programs PICK provided to Employee, to the extent that such benefits, or comparable benefits, continue to be made available to active employees of PICK. The continuation of Base Salary provided for in clause (1) of the preceding sentence shall not be reduced by any compensation or other income that Employee may earn from subsequent employment or otherwise.

                  e. Continuation of Benefits. The continuation coverage under any benefits set forth under this Agreement and/or such other major medical and other health, accident, life or other disability plans and programs PICK provided to Employee (and for dependent members of Employee's family), for the periods provided in Sections 6(B), 6(C) and 6(D) shall be provided: (1) at the expense of PICK and (2) in satisfaction of PICK's obligation of any federal or state law with respect to the period of time such benefits are continued hereunder. Notwithstanding anything to the contrary contained herein, PICK's obligation to provide such continuation coverage shall cease immediately upon the date any covered individual becomes eligible for similar benefits under the plans or policies of another employer.

                  f. Other Employment. Nothing contained herein shall prevent Employee from obtaining other employment in the event he is terminated by PICK, except as set forth in Section 8. provided Employee does not breach the covenants contained in this Agreement. In the event Employee does obtain other employment he shall still be entitled to any unpaid portion of his Base Salary for the periods set forth in Section 6.

         7. CONFIDENTIAL INFORMATION AND TRANSFER OF PATENT RIGHTS:

                  a. During the course of his employment by PICK, Employee has, may have or will become aware of certain confidential business information of PICK and/or its wholly-owned subsidiaries (hereinafter, for the purposes of this Section 7 of the Agreement, PICK and its wholly-owned subsidiaries are referred to as the "Company"). As used in this Agreement, the term "confidential business information" means: (1) various patents, inventions and trade secrets (including, but not limited to, formulas, designs, devices, patterns, secret inventions, assembly devices and techniques, patents and their applications, processes and complications of information, records and specifications that are owned, developed and/or regularly used by the Company (including software licensed to the Company) in the operation of its business; (2) the Company's accounts, customer and supplier lists and locations, commission structure and financial data as may exist from time to time, which are acknowledged to be confidential, unique, valuable and special assets of the Company; and, (3) proprietary information relating to the business or financial condition of the Company.

                  b. Employee agrees that during his employment by the Company and thereafter, he will not disclose to anyone, directly or indirectly, any confidential business information of the Company (including software licensed to the Company), or use any such confidential business information of the Company, other then in the course of Employee's employment by PICK. All files, equipment, records, documents, drawings, specifications, equipment, computer programs and date relating to the business of the Company, whether prepared by Employee or otherwise coming into Employee's possession in the course of his employment, are and shall remain the exclusive property of the Company. Employee further agrees that, upon the cessation of his employment by the Company for any reason whatsoever, Employee will not take with him or retain, without prior written authorization of the Company, any documents, data, lists, books, files, devices, or other documents or copies of such items or information of any kind belonging to or licensed to the Company and that constitute confidential business information of the Company.

                  c. All ideas, inventions, improvements, technical information, designs, drawings, trademarks, trade names, service marks and suggestions, whether patented or patentable or unpatentable (collectively, the "Inventions and Marks") in the Company's products, manufacturing or assembly techniques, conceived by Employee, alone or with others, during the term of Employee's employment by the Company, that are within the scope of the Company's business operations or that relate to any Company work or projects, are the exclusive property of the Company. Employee shall, without any additional compensation therefor, disclose to Company within seven (7) business days any and all Inventions and Marks, which Employee may conceive, develop or acquire during the term of this Agreement or at any time thereafter, together with all patent applications, letters patents, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof (collectively, the "Registrations") that may at any time be granted for or upon any such Inventions and Marks, and which relate to the products manufactured by Employee for Company. Employee will execute all documents necessary to vest full title to such Inventions and Marks and Registrations in Company. Additionally, if Company intends to file foreign or domestic patent, trademark and/or copyright applications for such Inventions and Marks, Employee will procure the execution of all oaths, declarations, and other documents necessary to enable Company to file such patent, trademark or copyright applications and to vest full title therein to Company.

         8. POST-EMPLOYMENT PROHIBITIONS:

                  a. Anti-Employee Raiding Provision. Any attempt on the part of Employee to induce others to leave PICK's employ after the cessation of Employee's employment by PICK, or any effort by Employee to interfere with PICK's relationship with other employees, would be harmful and damaging to PICK. Employee expressly agrees that during the term of his employment by PICK and for a period of eighteen (18) months thereafter, he will not in any way, directly or indirectly: (1) induce or attempt to induce any employee to quit employment with PICK; (2) interfere with or disrupt PICK's relationship with other employees; or
(3) solicit, entice, take away or employ any person employed with PICK.

                  b. Post-Employment Restriction. During the period of time following the cessation of employment during which PICK is liable to pay Employee continued Base Salary under Section 6 of this Agreement or for a period of one (1) year following the cessation of employment, whichever is longer, absent the prior approval of PICK's Board, Employee shall not directly or indirectly, within the United States of America enter into or engage generally in direct competition with the Company in the areas of business of the telecommunications industry in which PICK and/or its wholly-owned subsidiaries are then engaged, either as an individual on his own or as a partner or joint venturer, or as an employee or agent for any person, entity or corporation, or as an officer, director, or shareholder or otherwise; provided, however, that nothing contained in this Section 8(B) shall be deemed to prohibit the Employee from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of PICK so long as such securities do not, in the aggregate, constitute five (5%) percent or more of the outstanding voting securities of such corporation. This covenant on the part of Employee shall be construed as an agreement independent of any other provision of this Agreement and shall survive the expiration of this Agreement, its termination or non-renewal. The existence of any claim or cause of action of Employee against PICK, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by PICK of the provisions of this subparagraph of this Agreement.

         9. LEGAL DAMAGES FOR BREACH OF AGREEMENT INADEQUATE: Notwithstanding anything to the contrary contained in this Agreement, PICK and Employee agree that in the event of any breach of the provisions of Sections 7 or 8 of this Agreement, the remedies at law for such breach would be inadequate. The parties agree that in addition to any other remedies provided by this Agreement or available at low, in equity, or by statute, the non-breaching party may apply to any court of competent jurisdiction and be entitled to an injunction by such court to prevent a breach or further breach of Sections 7 or 8 of this Agreement on the part of the breaching party, and the provisions of Section 14 of this Agreement shall apply to any such action.

         10. INDEMNIFICATION: Subject to the provisions of PICK's Certificate of Incorporation and Bylaws, each as amended from time to time, PICK shall indemnify Employee to the fullest extent permitted by law for all amounts (including without limitation, judgments, fines, settlement payments, expenses and reasonable attorneys' fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee of services for, or the acting by Employee as an officer or employee of PICK, or any other person or enterprise at PICK's request; provided, however, that PICK shall not be required to indemnify Employee against any liability resulting from conduct which is willful, intentional or grossly negligent, PICK shall use its best efforts to obtain and maintain in full force and effect during the Agreement directors' and officers' liability insurance policies providing full and adequate protection to Employee for his capacities, provided the Board of Directors shall have no obligation to purchase such insurance if, in its opinion, coverage is available only on unreasonable terms.

         11. RELEASE: Employee irrevocably and unconditionally releases and forever discharges, gives up and waives any and all claims and rights he had, has or may have against PICK existing at any time up to and including the date of this Agreement. Employee is not waiving any rights arising after the date of this Agreement. This release shall also apply to any of PICK and each of its wholly-owned subsidiaries and its and their directors, officers, agents, employees and representatives and against all who succeed to each of their rights and responsibilities. This shall at least include successors, heirs, executors of its and their estates, directors, officers, employees, agents and representatives. For the remainder of this Section 11 of the Agreement, "PICK" shall include all of the individuals and entities mentioned above.

         This release applies to any and all claims or rights of which Employee is not aware up to the date of Employee's execution of this Agreement and to any and all claims not specifically mentioned in this release. Specifically, Employee releases PICK from all actions, suits, charges, claims, debts, contracts, charges, complaints, liabilities, obligations, promises, agreements, controversies, claims for relief, damages, costs and attorneys' fees, up to the date of Employee's execution of this Agreement, which Employee had, has or which he or his heirs, executors and administrators may have as a result of his employment with PICK for the purposes of this release, "employment" shall include, but not be limited to, back pay, front pay, other wages or compensation and any alleged violation of any federal, state, or local statutes, ordinances, constitutions, regulations, or common laws. THE FOREGOING SPECIFICALLY INCLUDES ANY CLAIMS OR ACTIONS UNDER THE UNITED STATES AND NEW JERSEY CONSTITUTIONS, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964 142 U.S.C. Sections 2000e et seq.), 42 U.S.C. SECTION 1981, THE AMERICANS WITH DISABILITIES ACT, (42 U.S.C. Section 12101, et seq.), THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT (N.J.S.A. 34:19-1 et seq.), THE NEW JERSEY LAW AGAINST DISCRIMINATION (N.J.S.A. 10:5-1 et seq.), THE AGE DISCRIMINATION IN EMPLOYMENT ACT (29 U.S.C. Sections 621 et seq.), AND ALL REGULATIONS PROMULGATED UNDER ANY OF THESE LAWS. ALSO INCLUDED ARE ANY CLAIMS OR ACTIONS FOR BREACH OF CONTRACT, WRONGFUL DISCHARGE, CONSTRUCTIVE DISCHARGE, INFLICTION OF EMOTIONAL DISTRESS, TORTIOUS INTERFERENCE WITH ECONOMIC ADVANTAGE, ANY FEDERAL OR STATE EXECUTIVE ORDER AND ANY EXPRESS OR IMPLIED EMPLOYMENT CONTRACT BETWEEN EMPLOYEE AND PICK.

         12. ARBITRATION

                  a. Avoidance of Litigation. The parties desire to avoid litigation concerning all disputes or controversies arising under their employment relationship and this Agreement and the costs, time, and inconvenience incident to such litigation.

                  b. Submission to Arbitration. All claims, demands, disputes, differences, controversies, and misunderstandings arising under, out of, in connection with, or in relation to, this Agreement and the parties' employment relationship, except for the covenants contained in

Sections 7 and 8 above, shall be submitted to, and shall be determined by, binding arbitration in accordance with the provisions of the New Jersey Arbitration Act, which proceeding shall otherwise be governed by the Arbitration Rules pertaining to employment of the American Arbitration Association then in effect, and judgment may be entered on the award of the arbitrator in any court having jurisdiction. The provisions of this paragraph shall specifically include claims made under the United States and New Jersey Constitutions, Title VII of the Civil Rights Act of 1964 (42 U.S.C. Sections 2000e et seq.), 42 U.S.C.
Section 1981, the Americans with Disabilities Act (42 U.S.C. Section 12101, et seq.), the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.), the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1 et seq.), the Age Discrimination in Employment Act (29 U.S.C. Sections 621 et seq.), and all regulations promulgated under any of these laws.

                  c. Exclusive Remedy. With respect to any dispute or controversy that is made subject to arbitration under the terms of this Agreement, no suit at law or in equity based on such dispute or controversy shall be instituted by either party, except to enforce the award of the arbitrators.

         13. SUCCESSORS: BINDING AGREEMENT. In the event of a future disposition by PICK whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets, PICK will require any successor, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that PICK would be required to perform if no such disposition had taken place.

         This Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Unless otherwise provided herein, any amounts payable hereunder after Employee's death shall be paid in accordance with the terms of this Agreement to Employee's estate.

         14. GENERAL PROVISIONS:

                  a. Notices. All notices to be given under this Agreement shall be in writing and shall be given by either party to the other either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may adopt a new address by written notice in accordance with this paragraph. Employee shall mail by first class mail a duplicate copy of any notice sent to PICK to PICK's counsel, Steven Gerber, Esq., Gerber & Samson, 155 Willowbrook Boulevard, Wayne, NJ 07470. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

                  b. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by PICK, and this Agreement contains all of the covenants and agreements between the parties with respect to the employment.

                  c. Waive. Failure on PICK's part to exercise any rights or privileges granted to it or to insist upon the full performance of all obligations assumed by Employee, shall not be construed as waiving any such rights, privileges, obligations, or duties, or as creating any custom contrary the requirements of this Agreement.

                  d. Law Governing Agreement. This Agreement shall be construed, and governed in accordance with the laws of the State of New Jersey applicable to contracts entered into and wholly performed in New Jersey, and shall be enforced in any location Employee may be residing. In addition, by executing this Agreement, PICK and Employee both submit to the personal jurisdiction of the Courts of the State of New Jersey and of the United States District Court for the District of New Jersey, and venue in said courts, for purposes of any action arising under this Agreement, except as otherwise provided herein.

                  e. Construction. The language in this Agreement will be construed neutrally without any regard as to the party who drafted the Agreement. Each party acknowledges that they were provided ample time to review this Agreement with an attorney of their choice before executing this Agreement.

                  f. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party in such an action shall be entitled to reasonable attorney's fees, costs, and necessary disbursements from the other party, in addition to any other relief that may he proper.

                  g. Savings Clause. If any provision of this Agreement is held by a court of competent jurisdiction to be legally invalid or unenforceable for any reason, the remaining provisions shall not be impaired or affected in any way, and shall remain in full effect as if this Agreement had been executed without the invalid provision.

         In witness whereof, the parties have executed this Agreement on the dates set forth below,

                                       PICK COMMUNICATIONS CORP.





                                       By:
                                              ----------------------------------
                                       Name:  Niles D. Ring
                                       Title: Corporate Vice President, Human
                                              Resources & Corporate Organization

Dated:

Witnessed by:



------------------------



                                       ------------------------------------
                                       DIEGO LEIVA, Employee

Dated:

Witnessed by:



------------------------